SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Axia Bancorp,  Inc. following the
Reorganization:

          Name                          State of Incorporation
          ----                          ----------------------
     Liberty Bank                              Federal
          \
     Axia Financial Corporation                New Jersey
     Axia Financial Services                   New Jersey